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                                                                    EXHIBIT 99.3

LETTER TO HOLDERS

[DATE], 1994

TO HOLDERS OF 12 3/4% SENIOR NOTES DUE 2002

     J.M. Peters Company, Inc. ("JMP") is offering to exchange (the "Exchange Offer") up to $100,000,000 of its newly registered 12 3/4% Senior Notes due May 1, 2002 ("New Notes") for its outstanding 12 3/4% Senior Notes due 2002 ("Old Notes").

     Briefly, you may either:

     (a) Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

     (b) Retain your Old Notes.

     ALL TENDERED OLD NOTES MUST BE RECEIVED ON OR PRIOR TO           , 1994, AT
5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE SHOWN IN THE ACCOMPANYING PROSPECTUS.

     Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer, you may call Gregory R. Petersen, telephone (714) 854-2500. If you have questions regarding the appropriate procedures for tendering your Old Notes and the Letter of Transmittal, please call 1-800-548-6565 or write U.S. Trust Company of New York, P.O. Box 844, Cooper Station, New York, New York 10276, Attention: Corporate Trust and Agency Services.

                                          J.M. PETERS COMPANY, INC.